Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of February 25, 2008 by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Precision Therapeutics, Inc., a Delaware corporation (the “Company”), and Joel P. Adams (the “Stockholder Representative”).

W I T N E S S E T H:

WHEREAS, on December 3, 2007, Parent, Merger Sub, the Company and, for the limited purposes provided in Article X thereof, the Stockholder Representative entered into an Agreement and Plan of Merger (as amended on January 24, 2008, the “Merger Agreement”);

WHEREAS, the parties hereto desire to amend the Merger Agreement as provided herein;

WHEREAS, pursuant to Section 9.5 of the Merger Agreement, the Merger Agreement may be amended by the parties thereto by action taken or authorized by their respective Boards of Directors and subject to any approval of stockholders required by applicable law;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved and authorized the execution and delivery of this Amendment and the performance of the transactions contemplated hereby; and

WHEREAS, the stockholders of the Company have approved the Merger Agreement and this Amendment, and the Merger Agreement, as amended by this Amendment, will be submitted to the stockholders of Parent for their approval;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1.

AMENDMENTS TO MERGER AGREEMENT

1.1. Section 1.8(c). Section 1.8(c) of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(c) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the shares of Company Common Stock referred to in Section 1.8(b) hereof and shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, “Excluded Shares”) and the

Dissenting Shares) shall be converted into the right to receive the following, subject to Section 2.4 hereof with respect to fractional shares, and to Section 2.10 hereof with respect to shares deposited with the Escrow Agent:

(i) the Per Share Merger Consideration; and

(ii) the Milestone Consideration Per Share (if any).”

1.2. Section 1.10. Section 1.10 of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“1.10 Treatment of Options.

(a) At the Effective Time, each outstanding option to purchase a share of Company Common Stock (collectively, “Company Options”) granted under any Company Stock Plan, whether or not then exercisable or vested, shall automatically be converted, by virtue of the Merger and without any action on the part of the holder thereof, into an option to acquire such number of shares of Parent Common Stock (a “Rollover Option”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option and (y) the Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). Each Rollover Option shall also include the right to receive the applicable Milestone Consideration Per Share (if any). Each Rollover Option shall be subject to, and shall vest and remain exercisable in accordance with, the same terms and conditions of the Company Option it replaces, except that the exercise price per share of each Rollover Option shall be equal to the quotient of (i) the exercise price per share of such Company Option and (ii) the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent). The conversion of the Company Options to Rollover Options pursuant to this Section 1.10 shall be effected in a manner consistent with Section 424 of the Code. Parent shall take reasonable steps to ensure that any Company Option that qualifies as an “incentive stock option” under Section 422 of the Code immediately prior to the Closing shall not lose its status as an incentive stock option as a result of the conversion to a Rollover Option described above. Following the Closing, Parent shall send to each holder of a Rollover Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such Rollover Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such Rollover Option. Not later than four (4) business days (within the meaning of Form 8-K) after the Effective Time, Parent shall, with full cooperation from the Company prior to the Closing and from the Surviving Corporation following the Closing, prepare and file with the SEC a report on Form 8-K as required with respect to the Merger. As soon as permissible following the filing of such report on Form 8-K, Parent shall file with the SEC a registration statement on Form S-8 registering the exercise of any Rollover Options. Parent shall use commercially reasonable efforts (i) to cause, to the extent reasonably practicable, any shares of Parent Common Stock issued upon exercise of Rollover Options prior to the effectiveness of the registration statement on Form S-8 to be included in the shares to be registered in the Registration Statement, and (ii) to cause such Form S-8 registration statement to remain effective for so long as any Rollover Options remain outstanding.

(b) All shares of restricted Company Common Stock granted under the Company Stock Plans (and any other shares of Company Common Stock subject to vesting or future issuance under the Company Stock Plans) (collectively, “Other Stock Awards”) outstanding immediately prior to the Effective Time, whether or not then vested, shall be treated in the same manner as all other shares of Company Common Stock outstanding immediately prior to the Effective Time; provided, however, that the Per Share Merger Consideration and the Milestone Consideration Per Share (if any) received by each holder in exchange for the holder’s Other Stock Awards shall be subject to the terms and conditions (including vesting schedules) applicable to such Other Stock Awards as in effect prior to the Effective Time.

(c) The Company and Parent shall take all such steps and actions as may be required to cause the transactions contemplated by this Section 1.10 and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of the Company or (ii) at the Effective Time will become a director or officer of Parent, to become exempt under Rule 16b-3 promulgated under the Exchange Act.”

1.3. Section 1.11. Section 1.11 of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“1.11 Treatment of Warrants. From and after the Effective Time:

(a) Series I Warrants. Pursuant to the provisions of Section 7(c) of the Series I Warrants (as applicable), (i) each holder of a Series I Warrant shall have the right to receive upon the exercise of such Series I Warrant the kind and amount of shares of Parent Common Stock which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series I Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series I Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series I Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series I Warrant.

(b) Series II Warrants. Pursuant to the provisions of Section 7(b) of the Series II Warrants (as applicable), (i) each holder of a Series II Warrant shall have the right to receive upon the exercise of such Series II Warrant the kind and amount of shares of Parent Common Stock which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series II Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10) and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series II Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series II Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series II Warrant.

(c) Series III Warrants. Pursuant to the provisions of Section 7(b) of the Series III Warrants (as applicable), (i) each holder of a Series III Warrant shall have the right to receive upon the exercise of such Series III Warrant the kind and amount of shares of Parent Common Stock which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series III Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series III Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series III Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series III Warrant.

(d) National City Warrant. Pursuant to the provisions of Section 7(b) of the National City Warrant, (i) the holder of the National City Warrant shall have the right to receive upon the exercise thereof the kind and amount of shares of Parent Common Stock which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of the National City Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in the National City Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in the

National City Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of the National City Warrant.

(e) 2002 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2002 GE Warrant, (i) the holder of such 2002 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2002 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2002 GE Warrant, the shares of Parent Common Stock receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2002 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2002 GE Warrant a new warrant as a replacement of such 2002 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2002 GE Warrant.

(f) 2005 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2005 GE Warrant, (i) the holder of such 2005 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2005 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2005 GE Warrant, the shares of Parent Common Stock receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2005 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2005 GE Warrant a new warrant as a replacement of such 2005 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2005 GE Warrant.

(g) 2006 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2006 GE Warrant, (i) the holder of such 2006 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2006 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2006 GE Warrant, the shares of Parent Common Stock receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2006 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent

Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2006 GE Warrant a new warrant as a replacement of such 2006 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2006 GE Warrant.

(h) Bridge Warrant. Pursuant to the provisions of Section 3.01(d) of the Bridge Warrants (as applicable), (i) each Bridge Warrant shall be exercisable for the number of shares of Parent Common Stock to which a holder of the number of shares of Company Common Stock deliverable upon exercise of such Bridge Warrant would have been entitled to receive pursuant to Article I hereof upon the consummation of the Merger (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), (ii) appropriate adjustment shall be made in the application of the provisions of each Bridge Warrant with respect to the rights and interest thereafter of the holder of such Bridge Warrant, to the end that the provisions set forth therein (including provisions with respect to changes in and other adjustments of the applicable number of shares of stock issuable upon exercise) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Bridge Warrant.

(i) GE Preferred Warrant. Pursuant to the provisions of Section 7(a) of the GE Preferred Warrant, (i) the holder of such GE Preferred Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the GE Preferred Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the GE Preferred Warrant (after giving effect to the Conversion), the shares of Parent Common Stock receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the GE Preferred Warrant (after giving effect to the Conversion) immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the GE Preferred Warrant a new warrant as a replacement of such GE Preferred Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the GE Preferred Warrant.”

1.4. Section 1.13. Section 1.13 of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“1.13 No Transfers of Contingent Consideration. Neither the Milestone Consideration Per Share nor the right to receive the Milestone

Consideration Per Share may be Transferred by any Person other than pursuant to a Permitted Transfer, provided that nothing contained in this Section 1.13 is intended to, nor shall it be deemed to, restrict or limit the ability of any holder of securities of the Company to Transfer such securities prior to the Effective Time.”

1.5. Section 2.11. Section 2.11 of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“2.11 Treatment of Contingent Consideration; Issuance of Separate Share Certificates. Any Parent Common Stock issued as Milestone Consideration hereunder shall be treated as comprised of two components, a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulation Section 1.483-4(b), Example (2), using the three-month test rate of interest provided for in Treasury Regulation Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to such Parent Common Stock, shares representing the principal component (with a value – determined on the date of issuance – equal to the principal component) and shares representing the interest component (with a value – determined on the date of issuance – equal to the interest component) shall be represented by separate share certificates.”

1.6. Section 8.3. Section 8.3 of the Merger Agreement is hereby amended by adding the following new paragraph (i) at the end thereof:

“(i) Redemption Agreement. The Redemption Agreement shall be in full force and effect.”

1.7. Section 11.8. Section 11.8 of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“11.8 Parties in Interest. Except for (i) the rights of the holders of securities of the Company to receive the Per Share Merger Consideration and the Milestone Consideration Per Share following the Effective Time in accordance with the terms of this Agreement (of which such security holders are the intended beneficiaries following the Effective Time), (ii) the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), and (iii) the rights of the Parent Indemnitees not signatory to this Agreement and the Former Company Stockholders under Article X hereof (of which such Persons are intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.”

1.8. Section 11.12.

(a) Section 11.12 of the Merger Agreement is hereby amended by deleting the definition of “Exchange Ratio Factor” contained therein in its entirety and inserting the following definition of “Exchange Ratio Factor” in lieu thereof:

“‘Exchange Ratio Factor” shall mean the quotient obtained by dividing (a) the sum of (i) the product of (A) 19,125,000 and the (B) Parent Common Stock Price and (ii) the Aggregate Exercise Price, by (b) the Fully Diluted Share Amount.”

(b) Section 11.12 of the Merger Agreement is hereby further amended by deleting the definition of “Per Share Escrow Consideration” contained therein in its entirety and inserting the following definition of “Per Share Escrow Consideration” in lieu thereof:

“‘Per Share Escrow Consideration” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) 1,912,500, by (b) the number of shares of Company Common Stock held by Former Company Stockholders immediately prior to the Effective Time.”

(c) Section 11.12 of the Merger Agreement is hereby further amended by adding thereto the following new definition of “Redemption Agreement” in alphabetical order:

“‘Redemption Agreement” shall mean that certain Redemption Agreement, dated as of February 25, 2008, by and among Parent and the “Stockholders” identified on the signature pages thereto, as such agreement may be amended from time to time.”

(d) Section 11.12 of the Merger Agreement is hereby further amended by deleting the definitions of “Top-Up Consideration”, “Top-Up Consideration Per Share” and “Top-Up MAC” contained therein in their entirety.

1.9. Exhibit G. Exhibit G to the Merger Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit A attached to this Amendment.

SECTION 2.

MISCELLANEOUS

2.1. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Merger Agreement, the terms “this Agreement,” “herein,” “hereinafter,” “hereunder,” “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Merger Agreement as amended by this Amendment.

2.2. Governing Law. This Amendment shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware.

2.3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Agreement and Plan of Merger to be duly executed as of the date first written above.

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ Joel D. Liffmann
Name:	Joel D. Liffmann
Title:	President and Chief Operating Officer

PTI ACQUISITION SUB, INC.

By:	/s/ Joel D. Liffmann
Name:	Joel D. Liffmann
Title:	President and Chief Executive Officer

PRECISION THERAPEUTICS, INC.

By:	/s/ Sean McDonald
Name:	Sean McDonald
Title:	President and CEO

/s/ Joel P. Adams
Name: Joel P. Adams, as initial Stockholder Representative of the Former Company Stockholders